STOCK PURCHASE AGREEMENT

by and among

VHGI COAL, INC.,

LILY GROUP, INC.,

AND

PAUL R. RISINGER

Dated as of December 29, 2011

TABLE OF CONTENTS

Page

ARTICLE I
DEFINITIONS

ARTICLE II
PURCHASE AND SALE

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND STOCKHOLDER

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

ARTICLE VI
OTHER AGREEMENTS

ARTICLE VII
CLOSING; CONDITIONS TO CLOSING; CLOSING DELIVERIES

ARTICLE VIII
TERMINATION

ARTICLE IX
REMEDIES

ARTICLE X
NON-COMPETITION; NON-SOLICITATION; CONFIDENTIALITY.

ARTICLE XI
MISCELLANEOUS

Exhibits:

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "**Agreement**"), dated as of December 29, 2011 (the "**Execution Date**"), is entered into by and among Lily Group Inc, an Indiana corporation (the "**Company**"), Paul R. Risinger, the sole stockholder of the Company (the "**Stockholder**"), and VHGI Coal, Inc., a Delaware corporation ("**Purchaser**"). The Company, Stockholder and Purchaser are sometimes each referred to herein as a "**Party**" and collectively, as the "**Parties**".

WITNESSETH:

WHEREAS, Stockholder owns all of the outstanding shares (the "**Outstanding Company Shares**") of common stock of the Company (the "**Company Stock**"), and desires to sell to Purchaser, and Purchaser desires to purchase from Stockholder, the Company Stock, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the Parties hereby agree as follows:

ARTICLE I
Definitions

Section 1.1 Definitions. Certain terms used in this Agreement are defined in Exhibit A attached hereto.

ARTICLE II
Purchase and Sale

Section 2.1 Purchase Price. The purchase price for the Company Stock (the "**Purchase Price**") shall be the following: (i) a promissory note in the original principal amount of $15,000,000 in the form attached hereto as Exhibit B (the "**Secured Note**") of which $1,250,000 plus an amount equal to all accrued, but unpaid interest thereon to be calculated as of the Closing Date, is hereby deemed to pay in full the principal and interest due and payable as of the Closing Date under that certain Convertible Promissory Note payable to Stockholder by the Company dated August 31, 2011 in the original principal amount of $1,250,000 (the "**Risinger Note**"), (ii) a promissory note in the original principal amount of $2,000,000 in the form attached hereto as Exhibit C (the "**Unsecured Note**"), and (iii) 700,000 shares of Series A Convertible Preferred Stock (the "**Series A Stock**") of Purchaser (the "**Share Consideration**"), which Series A Stock has a deemed value of $7,000,000 in the aggregate.

Section 2.2 Rescission. In the event Purchaser defaults on the Secured Note and Stockholder exercises his rights under the Pledge and Security Agreement (as defined below) and forecloses on the Company Common Stock that is Collateral (as defined in the Pledge and Security Agreement), then the Company shall have the right to rescind the issuance of the Share Consideration upon notice to Stockholder (the "**Rescission Right**"). Purchaser shall hold the Share Consideration in escrow on behalf of Stockholder until the termination of the Pledge and

Security Agreement and upon such termination shall deliver the Share Consideration to Stockholder.

Section 2.3 Allocation of Consideration for Tax Purposes. The Purchase Price shall be allocated for tax purposes as determined by Purchaser in its sole discretion in the manner set forth in writing and delivered to Stockholder at least five days before Closing (the "**Allocation**"). After the Closing, the Parties shall make consistent use of the allocation, fair market value and useful lives specified in the Allocation for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Purchaser shall prepare and deliver IRS Form 8594 to Stockholder within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Purchaser nor Stockholder shall contend or represent that such allocation is not a correct allocation.

ARTICLE III
Representations and Warranties of the Company and Stockholder

The Company and Stockholder, jointly and severally, represent and warrant to Purchaser that the representations and warranties set forth below will be true and correct on the Closing Date. All references to "Schedules" in this Article III refer to Schedules in the Company/Stockholder Disclosure Schedule that will be delivered by the Company and Stockholder prior to Closing in accordance with Section 6.2.

Section 3.1 Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the assets it owns, to execute and deliver the Transaction Documents and to consummate the Transactions. The Company is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary, except where the failure to be qualified or licensed would not have a Material Adverse Effect on the Company.

Section 3.2 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of stock, of which 30,000,000 shares of Company Stock are issued and outstanding. All of the issued and outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable. All shares of Company Stock are held legally and beneficially by Stockholder. Except for the Company Stock and as provided in Section 6.10 below, there are outstanding (A) no shares of capital stock or other voting securities of the Company; (B) no securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of the Company; and (C) no options, warrants, calls, rights, commitments, agreements or understanding of any character, whether written or oral, express or implied, to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other voting securities of the Company, or obligating the Company to grant, extend or enter into any of the foregoing. No shares of capital stock of the Company have been issued or disposed of in violation of the Securities Act of 1933, as amended (the "**Securities Act**"), or any other Legal

Requirements or in violation of any preemptive rights. All accrued dividends on the capital stock of the Company, whether or not declared, have been paid in full.

Section 3.3 Corporate Records. The copies of the Articles of Incorporation and all amendments thereto and the Bylaws and all amendments thereto of the Company that have been delivered to Purchaser are true, correct and complete copies thereof, as in effect on the date hereof. The minute books of the Company, copies of which have been delivered to Purchaser, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the board of directors (and any committees thereof) and stockholders of the Company since the formation of the Company.

Section 3.4 Authorization and Validity. The execution, delivery and performance by the Company of the Transaction Documents and the consummation of the Transactions, have been duly authorized by the Company. The Transaction Documents have been or will be as of the Closing Date duly executed and delivered by the Company and constitute or will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or by legal or equitable principles limiting the availability of equitable remedies.

Section 3.5 Subsidiaries. The Company does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any Person.

Section 3.6 No Conflict; Required Filings and Consents. Except as set forth in Schedule 3.6, the execution, delivery and performance by the Company of the Transaction Documents and the consummation of the Transactions will not, (i) violate, conflict with, or result in any breach of any provision of the Company's articles of incorporation or bylaws or any resolution adopted by the board of directors or stockholders of the Company; (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any Commitment, Company Permit or to which the Company Stock or any of the assets of the Company are subject; (iii) result in the creation or imposition of any Encumbrance upon the Company Stock or any of the assets of the Company; or (iv) violate or conflict with any Legal Requirements binding upon the Company or by which or to which the Company's assets are bound. Except as set forth in Schedule 3.6, no consent, authorization, approval, permit or license of, or filing with, any Governmental Body or other Person is required by the Company in connection with the execution, delivery and performance by the Company of the Transaction Documents to which it is a party or the consummation by the Company of the Transactions, including without limitation, in connection with any Company Permit.

Section 3.7 Financial Statements.

(a) The Company has delivered to Purchaser the following financial statements (the "**Company Financial Statements**"): (i) an unaudited balance sheet of the Company as at December 31 in each of the years 2009 and 2010, and the related unaudited statement of income, changes in stockholders' equity, and cash flow for each

of the fiscal years then ended, together with the report thereon of Kemper CPA Group, LLP, independent certified public accountants; and (ii) an unaudited balance sheet of the Company as at September 30, 2011 (the "**Balance Sheet**") and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the nine months then ended.

(b) The Company Financial Statements fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in the Company Financial Statements, all in accordance with GAAP. The Company Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company Financial Statements were prepared in all material respects in accordance with the books and records of the Company. The books and records of the Company: (i) are complete and correct in all material respects; and (ii) have been maintained in accordance with good business and accounting practices and applicable law.

Section 3.8 Absence of Certain Changes. Since the date of the Balance Sheet, there has not occurred any event, change, circumstance, condition or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or reasonably likely to have, in the aggregate, a Material Adverse Effect on the Company. Since the date of the Balance Sheet, the Company has conducted its business in the ordinary course consistent with past practice. Since the date of the Balance Sheet and except as set forth in Schedule 3.8, the Company has not taken any action which if taken after the date hereof but prior to Closing would have been prohibited by Section 6.3.

Section 3.9 Liabilities and Obligations. Except as set forth in Schedule 3.9, the Balance Sheet reflects all liabilities of the Company, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the Closing Date. All reserves shown in the Company Financial Statements are appropriate, reasonable and sufficient to provide for losses thereby contemplated. Except as set forth in the Company Financial Statements, the Company is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee, to stand as a surety for or assume in any manner, any debt, obligation or dividend of any Person, and neither the Company nor Stockholder have any knowledge of any basis for the assertion of any other claims or liabilities of any nature or in any amount. Stockholder represents and warrants that the only liability or obligation owing to Stockholder by the Company is the Risinger Note, that will be paid off by the issuance of the Secured Note and the certain promissory note payable by the Company to Stockholder in the original principal amount of $2,300,000 has been paid in full and is of no further force or effect.

Section 3.10 Accounts Receivable. All accounts receivable of the Company that are reflected on the Balance Sheet or on the accounting records of the Company as of the

Closing Date (collectively, the "*Accounts Receivable*") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a Material Adverse Effect in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. Except as set forth in Schedule 3.10, there is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Commitments with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 3.10 contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of such Accounts Receivable.

Section 3.11 Employee Matters.

(a) **Current Employees.** Schedule 3.11(a) contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation, including commissions due (collectively, "**Cash Compensation**"), all increases in Cash Compensation during the current and immediately preceding fiscal years and any promised increases in Cash Compensation that have yet to be effected for (i) all employees of the Company and (ii) independent contractors or consultants who were paid in excess of $10,000 during the past twelve months (the "**Company Employees, Contractors and Consultants**"). Except as set forth in Schedule 3.11(a), to the knowledge of the Company and Stockholder: (i) none of the Company Employees, Contractors and Consultants intends to terminate his or her employment or service with the Company; and (ii) none of the Company Employees, Contractors and Consultants has received an offer to join a business that may be competitive with the Company's business.

(b) **Compensation Plans and Arrangements.** Schedule 3.11(b) contains a complete and accurate list of all compensation plans, arrangements or practices (the "**Compensation Plans**") sponsored by the Company or to which the Company contributes on behalf of its employees, other than Company Plans listed in Schedule 3.13(a).

(c) **Employee Policies and Procedures.** Schedule 3.11(c) contains a complete and accurate list of all employee manuals, policies, procedures and work-related rules created by the Company (the "**Employee Policies and Procedures**") that apply to employees of the Company. Each of the Employee Policies and Procedures can be amended or terminated at will by the Company.

(d) **At Will Employment.** The employment of each of the Company's employees is terminable by the Company at will. Except as set forth in

Schedule 3.11(d), no employee of the Company has been granted the right to or is entitled to any compensation following the termination of employment with the Company.

(e) **Former Employees.** Schedule 3.11(e) accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee's employment with the Company; and Schedule 3.11(e) accurately describes such benefits.

(f) **Independent Contractors.** The Company has properly classified its workers as employees or independent contractors for purposes of the Code, ERISA and other applicable Legal Requirements. None of the current or former independent contractors of the Company could be reclassified as an employee. Except as set forth in Schedule 3.11(f), no independent contractor of the Company is eligible to participate in any Company Plans or Compensation Plans.

(g) **Employee Claims.** Except as set forth on Section 3.11(g), there are no pending or, to the knowledge of the Company and Stockholder, threatened claims or Proceedings against the Company under any worker's compensation policy or long-term disability policy or otherwise by a current of former employee, consultant or independent contractor.

Section 3.12 **Labor Relations; Compliance.**

(a) **Compliance.** Except as set forth in Schedule 3.12(a), the Company (i) is in compliance with all Legal Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. There are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending, or to the knowledge of the Company or Stockholder threatened against the Company before any federal, state or local court, board, department, commission or agency nor to the knowledge of the Company or Stockholder does any basis therefore exist or (ii) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company nor to the knowledge of the Company or Stockholder does any basis therefore exist.

(b) **Unions.** The Company has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of the Company are represented by any union, labor organization or collective bargaining unit. To the knowledge of the Company or Stockholder, the employees of the Company have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit.

(c) **Aliens.** All employees of the Company are citizens of, or are authorized to be employed in, the United States.

Section 3.13 Employee Benefit Plans.

(a) Schedule 3.13(a) contains a complete and accurate list of all Company Plans, and Company Other Benefit Obligations, and identifies as such all Company Plans that are Qualified Plans. None of the Company or any of its ERISA Affiliates sponsor, maintain or contribute to, or have ever sponsored, maintained or contributed to a Title IV Plan, a Multi-Employer Plan, a VEBA or an ESOP. Schedule 3.13(a) contains a complete and accurate list of (A) all ERISA Affiliates of the Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

(b) The Company has provided Purchaser with copies of all plan documents, determination letters, pending determination letter applications, trust instruments, insurance contracts, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Company Plans and Company Other Benefit Obligations. In addition, the Company has provided Purchaser a written description of all existing practices engaged in by the Company that constitute Company Plans and Company Other Benefit Obligations. Each of the Company Plans and Other Benefit Obligations can be terminated or amended at will by the Company. No unwritten amendment exists with respect to any Company Plan or Company Other Benefit Obligations.

(c) Except as set forth in Schedule 3.11(c):

(i) the Company has performed all of its obligations under all Company Plans and Company Other Benefit Obligations;

(ii) the Company has made appropriate entries in its financial records and statements for all obligations and liabilities under the Company Plans and Company Other Benefit Obligations that have accrued but are not due;

(iii) no statement, either written or oral, has been made by the Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to the Company or to Purchaser;

(iv) the Company, with respect to all Company Plans and Company Other Benefit Obligations is, and each Company Plan and Company Other Benefit Obligation is, in full compliance with all applicable Legal Requirements, and with any applicable collective bargaining agreement;

(v) no transaction prohibited by ERISA Section 406 and no "prohibited transaction" under IRC Section 4975(c) have occurred with respect to any Company Plan;

(vi) the Company has no liability under ERISA Section 502;

(vii) all filings required by ERISA and the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided;

(viii) all contributions and payments made or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under IRC Section 162 or 404. No amount, or any asset of any Company Plan, is subject to tax as unrelated business taxable income;

(ix) other than any accelerated vesting of benefits under a Qualified Plan, each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan;

(x) since the date of the Balance Sheet, there has been no establishment or amendment of any Company Plan or Company Other Benefit Obligation, except as may be required by law or may be necessary to preserve the tax qualification of a Plan that is a Qualified Plan;

(xi) no event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Company Plans and Company Other Benefit Obligations that are self-insured;

(xii) other than claims for benefits submitted by participants or beneficiaries, no claim against, or proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or, to the knowledge of the Company or Stockholder, is threatened;

(xiii) each Qualified Plan of the Company is qualified in form and operation under IRC Section 401(a); and each trust for each such Plan is exempt from federal income tax under IRC Section 501(a).

(xiv) no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust;

(xv) except to the extent required under ERISA Section 601 et seq. and IRC Section 4980B, the Company does not provide health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service;

(xvi) the Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees; (x) the Company has complied with the provisions of ERISA Section 601 et seq. and IRC Section 4980B;

(xvii) no payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under IRC Section 280G or 4999; nor will the Company be required to "gross up" or otherwise compensate any such Person because of the imposition of any excise tax on a payment to such person; and

(xviii) the consummation of any or all of the Transactions contemplated hereby, will not result in the payment, vesting, or acceleration of any benefit.

Section 3.14 **Title; Leased Assets.**

(a) **Real Property**. A description of all interests in real property owned by the Company (collectively, the "**Real Property**") is set forth in Schedule 3.14(a). Except as set forth in Schedule 3.14(a), the Company has good, valid and marketable title to all the Real Property free and clear of any Encumbrances. The Real Property and the leased real property referred to in Schedule 3.14(c) constitute the only real property used in the conduct of the business of the Company.

(b) **Personal Property**. Except as set forth in Schedule 3.14(b), the Company has good and valid title to all tangible and intangible personal property owned by it free and clear of any Encumbrances (collectively, the "**Personal Property**"). The Personal Property and the leased personal property referred to in Schedule 3.14(c) constitute the only personal property used in the conduct of the business of the Company. A description of all material personal property owned by the Company and the city in which it is located is set forth in Schedule 3.14(b).

(c) **Leases**. A list and brief description of all leases of real and personal property to which the Company is a party, either as lessor or lessee, are set forth in Schedule 3.14(c). All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or legal or equitable principles limiting the availability of equitable remedies.

(d) **Right to Use Assets**. Except for those assets acquired since the date of the Balance Sheet, which are listed in Schedule 3.14(d), all tangible and intangible assets used in the conduct of the business of the Company are reflected in the Company Financial Statements in a manner that is in conformity with GAAP. The Company owns, leases or otherwise possesses a right to use all assets used in the conduct of the business of the Company, which will not be impaired by the consummation of the Transactions.

Section 3.15 **Condition of Fixed Assets**. Except as set forth in Section 3.15, all of the plants, structures and equipment owned by the Company are in good condition and repair (subject to normal wear and tear) for their intended use in the ordinary course of business and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein.

Section 3.16 Commitments.

(a) Except as set forth in Section 3.16(a)(i)-(xxi), the Company is not a party to, nor are the assets or the business of the Company bound by, whether or not in writing, any of the following (each individually a "**Commitment**" and collectively the "**Commitments**"):

(i) agreement that involves the performance of services or delivery of goods or materials by or to the Company of an amount or value in excess of $10,000;

(ii) deed of trust or other security agreement;

(iii) deed or other document evidencing an interest in or agreement to purchase or sell real property;

(iv) lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other agreement regarding the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

(v) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another;

(vi) licensing, franchise or other agreement with respect to patents, trademarks, service marks or copyrights or any other intellectual property;

(vii) collective bargaining agreement and other agreement to or with any labor union or other employee representative of a group of employees;

(viii) employment, consulting or compensation contracts or arrangements, including the election or retention in office of any director or officer, employee leasing agreements, employee services agreements, noncompetition, and proprietary rights agreements;

(ix) joint venture, partnership, and other agreement (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(x) agreement containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

(xi) agreement providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(xii) power of attorney that is currently effective and outstanding;

(xiii) agreement that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xiv) agreement for capital expenditures in excess of $10,000;

(xv) written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company;

(xvi) agreement between the Company and any Affiliate of the Company;

(xvii) supply or requirement agreements to which the Company is a party;

(xviii) agency, distribution and advertising agreement to which the Company is a party;

(xix) any agreements with any Governmental Body and all agreements to perform subcontracting services where the primary agreement is with a Governmental Body;

(xx) other agreement or commitment not made in the ordinary course of business or that is material to the business or financial condition of the Company; and

(xxi) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b) The Company has delivered to Purchaser true and complete copies, of all Commitments.

(c) Each of the Commitments (including those identified or required to be identified in Section 3.16(a)) is in full force and effect and is valid and enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or by legal or equitable principles limiting the availability of equitable remedies.

(d) Except as set forth in Section 3.16(d): (i) the Company is in compliance in all material respects with all applicable terms and requirements of all Commitments; (ii) to the knowledge of the Company and Stockholder, each other Person that has or had any obligation or liability under any Commitment is in compliance in all material respects with all applicable terms and requirements of such Commitment; and

(iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) is likely to contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Commitment.

(e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any (i) material amounts paid or payable to the Company or (ii) material provision under any current or completed Commitment with any Person and no Person has made written demand for such renegotiation.

Section 3.17 **Insurance.** The Company carries property, liability, workers' compensation and such other types of insurance as is customary in the industry of the insured and as required by all permits, authorizations and lease terms and conditions. A list and brief description of all insurance policies of the Company are set forth in Section 3.17. All of such policies are valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in the industry of the insured. Such insurance shall be outstanding and duly in force without interruption up to and including the Closing Date. True, complete and correct copies of all such policies have been provided to Purchaser on or prior to the date hereof.

Section 3.18 **Patents, Trademarks, Service Marks and Copyrights.**

(a) **Ownership.** The Company does not own any patents, trademarks, service marks and copyrights. Set forth in Schedule 3.18(a) is a true and correct description of all agreements relating to technology, know-how or processes that the Company is licensed or authorized to use by others, or which it licenses or authorizes others to use (the "**Proprietary Rights**").

(b) **Conflicting Rights of Third Parties.** The Company has the sole and exclusive right to use the Proprietary Rights without infringing or violating the rights of any third parties. Use of the Proprietary Rights does not require the consent of any other person and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right, and neither the Company nor Stockholder knows of any valid basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been cancelled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

(c) **Claims of Other Persons.** The Company and Stockholder have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Company infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, Company or other entity; and no proceedings have been instituted, are pending or are threatened that challenge the rights of the Company with respect thereto.

(d) **Trade Secrets and Customer Lists**. The Company has the right to use, free and clear of any claims or rights of others all trade secrets, customer lists and proprietary information required for the marketing of all merchandise and services formerly or presently sold or marketed by the Company. The Company is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation any past or present employee of the Company.

Section 3.19 Taxes.

(a) **Timely Filing of Tax Returns**. The Company has filed or caused to be filed all Tax Returns that are or were required to be filed by it pursuant to applicable Legal Requirements. All Tax Returns filed by the Company were (and, as to Tax Returns not filed as of the date hereof, will be) in all respects true, complete and correct and filed on a timely basis.

(b) **Payment of Taxes**. The Company has, within the time and in the manner prescribed by applicable Legal Requirements, paid (and until Closing will pay within the time and in the manner prescribed by applicable Legal Requirements) all Taxes that are due and payable.

(c) **Withholding Taxes**. The Company has complied (and until the Closing will comply) with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, but not limited to, withholding and reporting requirements under the Code or Code §§ 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other laws) and have, within the times and in the manner prescribed by law, withheld from employee wages and paid over to proper governmental authorities all amounts required.

(d) **Audits**. Except as set forth in Schedule 3.19(d), no Tax Return of the Company is under audit or examination by any Governmental Body, and no written or unwritten notice of such an audit or examination has been received by the Company and, the Company and Stockholder have no knowledge of any threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any Governmental Body with respect to Taxes. Except as set forth in Schedule 3.19(d), no issues relating to Taxes were raised in writing by the relevant Governmental Body during any presently pending audit or examination, and no issues relating to Taxes were raised in writing by the relevant Governmental Body in any completed audit or examination that can reasonably be expected to recur in a later taxable period. Schedule 3.19(d) lists, and the Company has delivered to Purchaser copies of, all examiner's or auditor's reports, notices of proposed adjustments or similar commissions received by the Company from any Governmental Body since December 31, 2005. The Tax Returns of the Company consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years, or all years are otherwise closed, through the taxable year ended 2010.

(e) **Tax Reserves**. The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate (and until Closing will continue to be

adequate) to pay all Taxes not yet due and payable and have been determined in accordance with GAAP. No differences exist between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for on any accrual on the books of the Company for federal income tax purposes. There exists no proposed assessment of Taxes against any the Company except as disclosed in Schedule 3.19(e).

(f) **Tax Liens.** No Encumbrances for Taxes exist with respect to any assets or properties of the Company, nor will any such Encumbrances exist at Closing except for statutory liens for Taxes not yet due.

(g) **Tax Sharing Agreements.** Schedule 3.19(g) lists, and the Company has delivered to Purchaser copies of, any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Body) to which the Company is a party or by which the Company is bound. No such agreements shall be modified or terminated prior to Closing without the consent of Purchaser.

(h) **Extensions of Time for Filing Tax Returns.** The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(i) **Waiver of Statutes of Limitations.** The Company has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

(j) **Powers of Attorney.** No power of attorney currently in force has been granted by the Company concerning any Taxes or Tax Return.

(k) **Tax Rulings.** The Company has not received or been the subject of a Tax Ruling (as defined below) or a request for Tax Ruling. The Company has not entered into a Closing Agreement (as defined below) with any Governmental Body that would have a continuing effect after the Closing Date. **"Tax Ruling"** shall mean a written ruling of a Governmental Body relating to Taxes. **"Closing Agreement"** shall mean a written and legally binding agreement with a Governmental Body relating to Taxes.

(l) **Availability of Tax Returns.** Schedule 3.19(l) lists, and Company has made available to Purchaser complete and accurate copies of, all Tax Returns, and any amendments thereto, filed by or on behalf of, or which include, the Company, for all taxable periods ending on or prior to the Closing Date.

(m) **Schedule 481 Adjustments.** The Company is not required to include in income any adjustment pursuant to Internal Revenue Code §481 by reason of a voluntary change in accounting method initiated by the Company, and the Internal Revenue Service has not proposed any such change in accounting method.

(n) **Section 338 Election.** No election under Section 338 has been made by or with respect to Company or any of its assets or properties.

(o) **Intercompany Transactions.** The Company has not engaged in any transactions with Affiliates which would require the recognition of income by the Company with respect to such transaction for any period ending on or after the Closing Date.

(p) **Section 162(m).** The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company under any Commitment, Company Plans, program, arrangement or understanding currently in effect.

(q) **Section 280(G).** The Company is not a party to any agreement, contract or arrangement that could result separately or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code.

Section 3.20 **Compliance with Laws.** The Company (i) is in compliance with and has operated its business and maintained its assets in compliance with all Legal Requirements and has filed with the proper authorities all necessary statements and reports, and (ii) holds all permits, licenses, variances, exemptions, orders, franchises and approvals and authorizations of each Governmental Body necessary for the lawful conduct of its business (the "**Company Permits**"). The Company Permits are set forth in Schedule 3.20. The Company is in compliance with the terms of the Company Permits and there are no violations or notices of violations thereof. The Company Permits are in full force, and no proceeding is pending or, to the knowledge of the Company and Stockholder, threatened, to revoke or limit any Company Permits. As of the date of this Agreement, no investigation or review by any Governmental Body with respect to the Company is pending or, to the knowledge of the Company and Stockholder, threatened.

Section 3.21 **Broker's and Finder's Fee.** Neither Stockholder, the Company nor their respective agents have incurred any obligation or liability, contingent or otherwise, for any finder's, broker's or agent's fee, commission or other similar payment in connection with the Transactions.

Section 3.22 **Litigation.** Except as set forth in Schedule 3.22, there is no Proceeding pending or, to the knowledge of the Company and Stockholder, currently threatened against the Company or the Stockholder with respect to the Company Stock. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Government Body. There is no Proceeding by the Company currently pending or which the Company intends to initiate.

Section 3.23 **Accuracy of Information Furnished.**

(a) No representation or warranty of the Company in this Agreement and no statement in the Company Disclosure Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) Neither the Company nor Stockholder have any knowledge of any fact that has specific application to the Company (other than general economic or industry conditions) and that would have a Material Adverse Effect on, or (as far as the Company can reasonably foresee) materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Company Disclosure Schedules.

(c) The Company and Stockholder have made available to Purchaser copies of all geological surveys and stat, logs test hole locations, monitoring well locations, reserve data, coal measurements, coal samples, lithologic data coal reserve calculations, washability analyses and reports, mine plans, equipment productivity and cost data, engineering studies, seismic records, shot points, field notes, interpretations and programs and all other seismic technical, geological and geophysical information, data reports and studies prepared by or on behalf of the Company or Stockholder or within the possession, custody or control of the Company or Stockholder with respect to the assets of the Company.

Section 3.24 **Environmental Laws.** Except as set forth in Schedule 3.24:

(a) The Company has at all times performed at a professional and best efforts to maintain a good public working relationship and is currently in good standing with all environmental and safety governmental agencies. There are always public safety issues regarding such agencies however, all material facts have either been disclosed to Purchaser or satisfied by correction or fines. There are no material issues regarding these governmental agencies as per the effective date herein and Purchaser shall be notified of any serious or material facts. If substance for operations changes occur Purchaser shall be notified imeediatley. Purchaser has also had the opportunity to review any or all such events and has completed as part of Purchasers due diligence process and has accepted such violations as may appear.

(b) The Company has delivered to Purchaser true and complete copies and results of any reports, audits, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Environmental Laws, Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company, or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

Section 3.25 **Certain Payments.** Neither the Company nor any Affiliate or employee, agent or other Person associated with, or acting for or on behalf of, the Company at any time has paid or caused to be paid, directly or indirectly, in connection with the business of the Company: (a) any bribe, payoff, influence payment, rebate, kickback, payment in violation of any Legal Requirements or other similar payment to (i) any government or agency thereof or an official or employee of the foregoing or (ii) any Person, including, without limitation, any customer, supplier, or any employee or agent of any of the foregoing; or (b) any contribution to any political party or candidate (other than from personal funds of the Affiliate or employees of the Company not reimbursed by their respective employers or as otherwise permitted by applicable Legal Requirements).

ARTICLE IV
Representations and Warranties of Stockholder

Stockholder represents and warrants to Purchaser that the representations and warranties set forth below will be true and correct through the Closing Date. All references to "Schedules" in this Article IV refers to Schedules in the Company/Stockholder Disclosure Schedules that will be delivered by the Company and Stockholder prior to Closing in accordance with Section 6.2.

Section 4.1 Authority and Ownership. Stockholder has the capacity to execute and deliver the Transaction Documents to which he is, or is contemplated to be, a signatory and to consummate the Transactions. This Agreement constitutes, and the other Transaction Documents constitute, or will constitute, Stockholder's valid and binding agreement, enforceable against Stockholder in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or legal or equitable principles limiting the availability of equitable remedies. Stockholder owns, beneficially and of record, good and marketable title to the Company Stock, free and clear of all adverse claims, Encumbrances, equities, voting agreements, shareholder agreements or restrictions.

Section 4.2 No Breach. The execution and delivery of the Transaction Documents do not, and the consummation of the Transactions will not (i) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any Encumbrance, third party right of termination, cancellation, material modification or acceleration under, any agreement, understanding or undertaking to which Stockholder is a party or by which Stockholder is bound, or (ii) constitute a violation of any Legal Requirements to which Stockholder is subject.

Section 4.3 Consents and Approvals. Except as set forth on Schedule 4.4, neither the execution and delivery by Stockholder of the Transaction Documents nor the consummation by Stockholder of the Transactions will require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or give any notification to, any governmental or regulatory authority, any lender or lessor or any other Person.

Section 4.4 Status of Stockholder. Stockholder is knowledgeable in making investments and is able to bear the economic risk of loss of its investment in Purchaser. Stockholder is an "**accredited investor**", as that term is defined in Rule 501(a) of Regulation D under the Securities Act. Stockholder is acting on his own behalf in connection with the investigation and examination of Purchaser and his decision to execute the Transaction Documents. Stockholder is receiving the Share Consideration for his own account, and not with a view of distribution within the meaning of Section 2(11) of the Securities Act. Stockholder acknowledges that the Series A Stock that makes up the Share Consideration will be unregistered. In the absence of a registration statement such securities may not be sold or transferred unless an exemption from the registration requirement of the Securities Act exists therefore. Stockholder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Stockholder to transfer all or any portion of the Series A Stock under the circumstances, in the amounts or at the times Stockholder might propose.

Stockholder acknowledges Purchaser has made all Transaction Documents available to Stockholder and/or Stockholder's representative and has allowed Stockholder and/or its representative an opportunity to ask questions regarding the Transactions Documents and Purchaser and receive answers thereto and to verify and clarify any information contained in the Transaction Documents or regarding Purchaser. Stockholder has relied upon advice of his representative and/or independent investigation made by Stockholder and/or Stockholder's representative, and acknowledges that no representations or agreements other than those set forth in this Agreement have been made to Stockholder in respect thereto. Stockholder expressly acknowledges and confirms that Stockholder has evaluated and understands the risks and terms of investing in the Series A Stock to be issued to Stockholder pursuant to this Agreement, and/or Stockholder and his representative have, such knowledge and experience in financial and business matters in general and in particular with respect to this type of investment that Stockholder is, or they are, capable of evaluating the merits and risks of an investment in the Series A Stock to be issued to Stockholder in connection with the Transactions contemplated herein. Stockholder has been advised that the Purchaser, in issuing the Series A Stock is relying upon, among other things, the representations and warranties of Stockholder contained in this ARTICLE IV.

ARTICLE V
Representations and Warranties of Purchaser

Purchaser represents and warrants to Stockholder that the representations and warranties set forth below will be true and correct on the Closing Date. All references to "Schedules" in this Article V refers to Schedules in the Purchaser Disclosure Schedules that will be delivered by Purchaser in accordance with Section 6.2.

Section 5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the assets it owns, to execute and deliver the Transaction Documents and to consummate the Transactions.

Section 5.2 Authorization and Validity. The execution, delivery and performance by Purchaser of the Transaction Documents and the consummation of the Transactions have been, or will be as of the Closing Date, duly authorized by the Boards of Directors of Purchaser. The Transaction Documents have been or will be as of the Closing Date, duly executed and delivered by Purchaser and constitute or will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or by legal or equitable principles limiting the availability of equitable remedies.

Section 5.3 Capitalization. The authorized capital stock Purchaser consists of: (i) 40,000,000 shares of common stock, par value $0.01 per share (**"Purchaser Common Stock"**), of which 9,400,000 shares are issued and outstanding and owned by VHGI Holdings; and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of which 700,000 shares will have been designated as "Series A Convertible Preferred Stock" prior to the Closing, none of which shares are issued or outstanding as of the date of this Agreement. All of the issued and

outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except for the Purchaser Common Stock owned by VHGI Holdings, there are outstanding (A) no shares of capital stock or other voting securities of Purchaser; (B) no securities of Purchaser convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of Purchaser; and (C) no options, warrants, calls, rights, commitments, agreements or understanding of any character, whether written or oral, express or implied, to which Purchaser is a party or by which it is bound, in any case obligating Purchaser to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other voting securities of Purchaser, or obligating Purchaser to grant, extend or enter into any of the foregoing. No shares of capital stock of the Company have been issued or disposed of in violation of the Securities Act or any other Legal Requirements or in violation of any preemptive rights. All accrued dividends on the capital stock of Purchaser, whether or not declared, have been paid in full.

Section 5.4 Issuance of Shares. Prior to the Closing Date Purchaser will have filed with the Delaware Secretary of State the Certificate of the Designations, Preferences, Rights and Limitations of the Series A Stock (the "**Preferred Stock Designations**") and Purchaser will have a sufficient number of authorized, but unissued shares of Series A Stock to issue the Share Consideration. Prior to the Closing Date, Purchaser will have reserved a sufficient number of shares of common stock of Purchaser for issuance upon the conversion of the Share Consideration. When issued the Share Consideration will be duly authorized, validly issued, fully paid and nonassessable.

Section 5.5 No Violation. Except as set forth in Section 5.5, the execution, delivery and performance by Purchaser of the Transaction Documents and the consummation of the Transactions will not, (i) violate, conflict with, or result in any breach of any provision of Purchaser's Certificate of Incorporation or Bylaws or any resolution adopted by the Board of Directors or stockholders of Purchaser; (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any agreement, instrument or obligation of Purchaser or to which Purchaser's equity capital or any of the assets of Purchaser are subject; (iii) result in the creation or imposition of any Encumbrance upon any of the assets of Purchaser; or (iv) violate or conflict with any Legal Requirements binding upon Purchaser or by which Purchaser's assets are bound. No consent, authorization, approval, permit or license of, or filing with, any Governmental Body is required by Purchaser in connection with the execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party or the consummation by Purchaser of the Transactions.

Section 5.6 Broker's and Finder's Fee. Neither Purchaser nor its agents have incurred any obligation or liability, contingent or otherwise, for any finder's, broker's or agent's fee, commission or other similar payment in connection with the Transactions.

ARTICLE VI
Other Agreements

Section 6.1 Notification of Certain Matters. The Company and Stockholder shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company and

Stockholder, of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of the Company, Stockholder or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any material failure of the Company, Stockholder or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.2 Disclosure Schedules. The Company, Stockholder and Purchaser shall deliver to the each other party at least five (5) business days prior to the Closing Date that party's Disclosure Schedules. The Company, Stockholder and Purchaser shall each have the obligation to promptly supplement or amend the Disclosure Schedules with respect to any matter (a) thereafter arising which, if existing at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or (b) that existed on the date of this Agreement and should have been disclosed on the Disclosure Schedules. Such supplemented or amended disclosure shall not preclude the other party from seeking a remedy in damages for losses incurred as a result of such supplemented or amended disclosure, subject to the limitations set forth in ARTICLE IX below. The Company's, Stockholder's and Purchaser's obligation to amend or supplement the Disclosure Schedules shall terminate on the Closing Date.

Section 6.3 Conduct of Business of the Company. During the period from the date of this Agreement to the Closing Date, the Company will conduct its operations only in, and not take any action except in, the ordinary and usual course of business and consistent with past practice, and the Company will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain its relationships with customers, creditors, licensors, licensees, suppliers, contractors, business partners and others having business relationships with the Company. Without limiting the generality of the foregoing and except as otherwise provided in this Agreement, prior to the Closing Date the Company will not without the prior written consent of Purchaser, which may be withheld in its sole discretion:

(a) split, combine or reclassify any shares of its capital stock; declare, pay or set aside for payment any dividend or other distribution payable in cash, stock, property or otherwise in respect of its capital stock; or directly or indirectly redeem, purchase, repurchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

(b) authorize for issuance, issue, sell, pledge, dispose of or encumber, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of its capital stock or any securities convertible into or exercisable or exchangeable for shares of its capital stock;

(c) (i) incur or assume any debt or issue any debt securities except as described in Section 1(c) of that certain Letter of Intent dated May 27, 2011 by and between Purchaser and Buyer (the "**Letter of Intent**") or as provided in Section 6.10

below, or incur trade payables or other purchase commitments (in either case, not to exceed in the aggregate $10,000 to any single vendor or entity), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iii) make any loans or advances to any Person, or make any capital contributions to, or investments in, any other person, or (iv) mortgage or pledge any of its assets, tangible or intangible, or create any Encumbrance thereupon;

(d) except as may be required by any Legal Requirements, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or Company Plan or Compensation Plan; or enter into or amend any employment or severance agreement with, increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any director or officer of the Company; or increase in any manner the salary, wages, bonus, commission or other compensation or benefits of any other employee, third party contractors or agent of the Company except, in the case of employees other than directors or officers of the Company, for salary increases and employee promotions in the ordinary course of business consistent with past practice; or hire employees at the vice president level or higher except to fill vacancies; or pay any benefit (including bonuses) not required by any plan and arrangement as in effect as of the date hereof;

(e) declare or pay any bonuses, to any employee, third party contractor or agent of the Company;

(f) acquire (by merger, amalgamation, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital, property transfer or acquisition (including by lease) of any material amount of properties or assets of any other individual or entity;

(g) except as expressly required herein, (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof including the purchase of any inventory or any other payment of cash, or (ii) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document;

(h) amend the Articles of Incorporation or Bylaws of the Company;

(i) adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(j) enter into any new lines of business or otherwise make material changes to the operation of its business;

(k) sell (whether by merger, consolidation or otherwise), lease, encumber, transfer or dispose of any assets that in the aggregate have a fair market value in excess to $50,000, or enter into any commitment or transaction with a value in excess of $50,000;

(l) authorize or make or commit to make any capital expenditures, except for transactions in the ordinary course of business consistent with past practice (but in no event in excess of $50,000 in the aggregate;

(m) make, revoke or amend any Tax elections, make or change any method of Tax accounting (except as may be required by any Legal Requirements), file any amended Tax Returns, settle or compromise any material Tax liability, or waive or extend the statute of limitations for imposing or assessing any material Taxes;

(n) settle or compromise any suits or claims of liability against the Company, its directors, officers, employees or agents;

(o) take any action likely to materially decrease or diminish the assets or net worth of the Company;

(p) except as may be required as a result of a change in Legal Requirements or in GAAP (with the written concurrence of the Company's independent accountants), change any of the accounting principles or practices used by it;

(q) enter into any agreement providing for the acceleration of payment, vesting or performance or other consequence as a result of a change in control of the Company;

(r) enter into, amend, terminate or waive any provision of any oral or written agreement to which the Company is a party with a value in excess of $25,000; or

(s) take any action or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in ARTICLE III above hereof materially untrue or incorrect.

Section 6.4 Access to Information. The Company shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Purchaser reasonable access, during normal business hours, during the period prior to the Closing Date, to all of its personnel, offices and other facilities, books, contracts, commitments and records (including any Tax Returns or other Tax related information pertaining to the Company) and, during such period, the Company shall furnish promptly to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period relating to or from any Governmental Body and (ii) all other information, including financial and operating data, concerning its business, properties and personnel as Purchaser may reasonably request (including any Tax Returns or other Tax related information pertaining to the Company).

Purchaser will hold any such information which is nonpublic in confidence in accordance with the provisions of the existing confidentiality agreement between the Company and VHGI Holdings, dated May 24, 2011.

Section 6.5 Consents and Approvals. The Company and Stockholder shall use their best efforts to secure, as soon as practicable after the date hereof, all necessary approvals and consents of third parties to the consummation of the Transactions.

Section 6.6 Board Nomination. As soon as practicable after the Closing, the Board of Directors of Purchaser shall appoint Stockholder as a director of Purchaser and as long as Stockholder continues to meet the requirements to be a member of the Board of Directors of Purchaser, Purchaser shall vote the Purchaser Common Stock it owns for the election of Stockholder to the Board of Directors of Purchaser.

Section 6.7 Name of Surviving Corporation. As soon as possible after the Closing, Purchaser shall take all necessary steps to change the name of Purchaser to a name which will include "Lily".

Section 6.8 Standstill. Until the Termination Date (as defined below), the Company and Stockholder agree that they will not, nor will they permit any of their respective officers, directors, affiliates, employees, representative or agents to, without the prior written consent of Purchaser, enter into any agreement or arrangement regarding, or negotiate with, solicit, encourage, or furnish information to, or participate in any discussion with, any person, entity or organization in connection with any proposal for a business combination or acquisition or purchase involving the Company or the assets or equity ownership of the Company, and the Company and Stockholder will immediately terminate any present discussions or negotiations concerning the same. This prohibition shall not prohibit the Company from entering into contracts or agreements in the ordinary course of business or to sell coal mined from the coal mine in the ordinary course of business.

Section 6.9 Equity Kicker. Prior to the Execution Date, Purchaser has loaned the Company at least $5,250,000 pursuant to a number of promissory notes made by the Company in favor of Purchaser (the "**Purchaser Promissory Notes**", which term shall include all promissory notes and amounts loaned to the Company). In consideration for the Purchaser Promissory Notes, in the event the Closing does not occur, effective as of the date of termination of this Agreement, the Company shall issue to Purchaser shares of Company Stock equal to seven and one-half percent (7-1/2%) of the issued and outstanding shares of Company Stock following such issuance (the "**Equity Kicker**"). The Equity Kicker will be in addition to the shares of Company Stock issuable upon conversion of the Purchaser Promissory Notes.

Section 6.10 Security for Purchaser Promissory Notes. In consideration of the Purchaser Promissory Notes, the Company hereby agrees that if either this Agreement does not Close by the Termination Date or if the Closing does occur, but Purchaser exercises its Rescission Right then the Company hereby authorizes Purchaser to file any and all security filings, including mortgages, by and on behalf of the Company as Purchaser deems necessary to secure the payment and performance of the Purchaser Promissory Notes. The Company shall take all actions reasonably requested by Purchaser to carry out the intent of this Section 6.10.

Section 6.11 **Guaranty by Stockholder**. Purchaser shall arrange for that certain Unconditional Guaranty of Stockholder dated December 29, 2010 of the promissory note to the Bank of Indiana in the original principal amount of $5,000,000 to be released simultaneously with the funding of the Secured Note.

Section 6.12 **Recording of Agreements**. As soon as possible after the execution of this Agreement, the Company shall cause the leases set forth on Schedule 3.14(c) and the Hillenbrand Agreement set forth in Schedule 3.16(a)(xix) of the Company/Stockholder Disclosure Schedules, or memoranda thereof in a form acceptable to Purchaser, to be recorded in the real property records of the county in which the real property subject to each agreement is situated and provide Purchaser with copies of the recorded agreements.

ARTICLE VII
Closing; Conditions to Closing; Closing Deliveries

Section 7.1 Closing and Closing Date. As soon as practicable after the satisfaction or waiver of the conditions set forth herein, a closing of the Transactions (the "**Closing**") shall take place at the offices of Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas or at such other location as the Parties may agree in writing. The date on which the Closing occurs is referred to as the "**Closing Date.**"

Section 7.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions are subject to the satisfaction (or waiver by Purchaser) at or prior to Closing of the following further conditions:

(a) **Officers' Certificate**. The Company shall have executed and delivered a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Closing Date certifying:

(i) the representations and warranties of the Company qualified as to materiality are true and accurate (and those not so qualified shall be true and accurate in all material respects) as of the Closing Date as if made at and as of such time except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate (or true and accurate in all material respects) as of such date or with respect to such period; and

(ii) the Company has performed or complied with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date that are qualified as to materiality (and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified).

(b) **Stockholder's Certificate**. Stockholder shall have executed and delivered a certificate dated the Closing Date certifying:

(i) the representations and warranties of Stockholder qualified as to materiality are true and accurate (and those not so qualified shall be true and accurate in all material respects) as of the Closing Date as if made at and as of such time except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate (or true and accurate in all material respects) as of such date or with respect to such period; and

(ii) Stockholder has performed or complied with all agreements and covenants required to be performed or complied with by him under this Agreement at or prior to the Closing Date that are qualified as to materiality (and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by him under this Agreement at or prior to the Closing Date that are not so qualified).

(c) **Secretary's Certificate.** The Company shall have executed and delivered a certificate of the Secretary of the Company dated the Closing Date certifying:

(i) the incumbency of the directors and officers of the Company and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of the Company; and

(ii) a copy of resolutions of the board of directors of the Company authorizing the execution, delivery and performance of the Transaction Documents and the Transactions, certified by the Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments.

(d) **Existence and Good Standing.** The Company shall have delivered a certificate, dated within five business days of the Closing Date, of the Secretary of State of Indiana establishing that the Company is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in Indiana.

(e) **Consents and Approvals.** The Company shall have delivered copies of all executed consents and approvals set forth in Schedule 3.6 of the Company/Stockholder Disclosure Schedules referred to in Section 3.6 and all other approvals, consents, waivers and estoppel letters from Persons in the reasonable view of Purchaser are necessary or desirable to be obtained prior to the Closing.

(f) **Proceedings.** No investigation, action, proceeding, suit or order by any Governmental Body or other Person shall have been threatened orally or in writing, asserted, instituted or entered to materially restrain, prohibit or otherwise challenge or interfere with the carrying out of the consummation of the Transactions.

(g) **No Material Adverse Effect.** Since the date of this Agreement, a Material Adverse Effect shall not have occurred with respect to the Company.

(h) **Employment Agreement**. Stockholder shall have executed and delivered an employment agreement between Stockholder and Purchaser in the form attached as Exhibit D (the "**Employment Agreement**").

(i) **Financing**. Purchaser shall have received financing, on terms satisfactory to Purchaser.

(j) **Due Diligence Review**. Purchaser shall have completed a due diligence review of the assets, liabilities, business condition (financial and otherwise) and prospects of the Company, the results of which shall be satisfactory to Purchaser in its sole discretion.

(k) **Estoppel Letters**. Purchaser shall have received estoppel letters in form and substance satisfactory to Purchaser from each other person or entity that is a party to the following agreements with respect to the absence of defaults and effectiveness of the following agreements: (i) Agreement Regarding use of Hillenbrand Fish & Wildlife Area Property by and among State of Indiana, Department of Natural Resources, Lily Group Inc. and Western Pocahontas Properties Limited Partnership dated 6/30/2010; (ii) Coal Lease by and between Indiana Rail Road Company and Lily Group Inc. dated as of June 7, 2010; and (iii) Coal Mining Leased dated as of January 1, 2011 by and between Western Pocahontas Properties Limited Partnership and Lily Group Inc.

Section 7.3 Closing Deliveries. In addition to the documents, instruments and agreements to be delivered pursuant to Sections 7.2 above, at the Closing:

(a) Purchaser shall deliver to Stockholder:

(i) the Secured Note executed by Purchaser;

(ii) the Unsecured Note executed by Purchaser; and

(iii) the Share Consideration;

(iv) a pledge and security agreement executed by Purchaser in the form attached as Exhibit E together with the Outstanding Company Shares to be delivered to Purchaser by Stockholder; and

(v) a guaranty executed by Scott Haire in the form attached hereto as Exhibit F.

(b) Stockholder shall deliver to Purchaser:

(i) certificates representing the Outstanding Company Shares, together with stock powers executed by Stockholder in favor of Purchaser;

(ii) the original Risinger Note marked "cancelled";

(iii) the 25 cent royalty to Alisa Risinger for use of the mine office property deeded to Alisa Risinger until phase III of the Indiana Department of Reclemation bond release is completed and such shall determine final closing of the Landree mine project. and

(iii) the Share Consideration to be held by Purchaser pursuant to Section 2.2 above; and

(iii) all of the assets of the Company, including, without limitation, all financial and business books, records and financial statements.

ARTICLE VIII
TERMINATION

Section 8.1 Termination Events. This Agreement may be terminated:

(a) At any time by mutual agreement of the Company, Stockholder and Purchaser.

(b) By Purchaser, the Company or Stockholder if the Closing has not occurred on or before February 1, 2012 (the "**Termination Date**"); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to the party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before the Termination Date.

(c) By Purchaser any time after delivery by the Company or Stockholder of the Disclosure Schedules as required by Section 6.2, if Purchaser determines that such disclosed information has or may reasonably be expected to have, a Material Adverse Effect with respect to the Company or Stockholder.

(d) By the Company or Stockholder any time after delivery by Purchaser of the Disclosure Schedules as required by Section 6.2 above, if the Company or Stockholder determines that such disclosed information has or may reasonably be expected to have, a Material Adverse Effect with respect to Purchaser.

(e) By Purchaser at any time before the Closing if any representation or warranty of the Company or Stockholder contained in this Agreement, or in any certificate or other document executed and delivered by the Company or Stockholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or Stockholder fail to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within seven (7) days after Purchaser has furnished Company or Stockholder with written notice of such misrepresentation, noncompliance or breach, but in any event before the Termination Date.

(f) By the Company at any time prior to the Closing if any representation or warranty of Purchaser contained in this Agreement or in any certificate

or other document executed and delivered by Purchaser pursuant to this Agreement is or becomes untrue or breached in any material respect or if Purchaser fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within seven (7) days after the Company or Stockholder has furnished Purchaser with written notice of such misrepresentation, noncompliance or breach, but in any event before the Termination Date.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1 above, written notice thereof shall be given to the other Party or Parties specifying the provision hereof pursuant to which the termination is made. In the event this Agreement is terminated pursuant to subparagraph (a) of Section 8.1, this Agreement shall become null and void, and there shall be no liability on the part of Purchaser, the Company or Stockholder. In the event this Agreement is terminated pursuant to subparagraph (b), (c), (d), (e) or (f) of Section 8.1, the terminating Party shall be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity. In the event of a termination of this Agreement under the provisions of this Article, a Party not then in material breach of this Agreement shall stand fully released and discharged of any and all obligations under this Agreement.

ARTICLE IX
Remedies

Section 9.1 Indemnification by Stockholder. Subject to the terms and conditions of this Article and Section 11.7, Stockholder agrees to indemnify, defend and hold Purchaser and its directors, officers, agents, attorneys and affiliates (collectively, "**Purchaser Indemnitees**") harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "**Damages**"), asserted against or incurred by any Purchaser Indemnitee by reason of or resulting from:

(a) a breach of any representation, warranty or covenant of the Company or Stockholder contained herein, in any exhibit, schedule, certificate, the Company/Stockholder Disclosure Schedules or financial statement delivered hereunder, or in any agreement executed in connection with the Transactions;

provided, however, that no claim shall be made for Damages under this Section until the dollar amount of all such claims for Damages shall exceed in the aggregate $25,000 (the "**Threshold**"); it being agreed and understood that all Damages incurred by the Purchaser Indemnitees shall accumulate until such time or times that such accumulated Damages incurred by the Purchaser Indemnitees exceed the Threshold, whereupon the Purchaser Indemnitees shall be entitled to indemnification from Stockholder for all such Damages incurred by the Purchaser Indemnitees, above the Threshold; provided further, however, that the Threshold shall not apply to any Damages pursuant to a breach by Stockholder of ARTICLE X below.

Section 9.2 Indemnification by Purchaser. Subject to the terms and conditions of this Article and Section 11.7 below, Purchaser agrees to indemnify, defend and hold Stockholder

harmless from and against all Damages asserted against or incurred by Stockholder by reason of or resulting from a breach of any representation, warranty or covenant of Purchaser contained herein, in any exhibit, schedule, certificate, Purchaser Disclosure Schedules or financial statement delivered hereunder, or in any agreement executed in connection with the Transactions; provided, however, that no claim shall be made for Damages under this Section until the dollar amount of all such claims for Damages shall exceed the Threshold; it being agreed and understood that all Damages incurred by Stockholder shall accumulate until such time or times that such accumulated Damages incurred by Stockholder exceed the Threshold, whereupon Stockholder shall be entitled to indemnification from Purchaser for all such Damages incurred by Stockholder, including amounts below the Threshold.

Section 9.3 Conditions of Indemnification. The obligations and liabilities of Stockholder and Purchaser (each, as applicable, the "**Indemnifying party**") to the other (the "**party to be Indemnified**") under Section 9.1 and Section 9.2 above with respect to claims resulting from the assertion of liability by third parties ("**Third Party Claims**") shall be subject to the following terms and conditions:

(a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

(b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on

behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

(c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

(d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

Section 9.4 Waiver. No waiver by any Party of any default or breach by another Party of any representation, warranty, covenant or condition contained in the Transaction Documents shall be deemed to be a waiver of any subsequent default or breach by such Party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any Party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such Party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

Section 9.5 Remedies Exclusive. The remedies provided in this Article shall be the exclusive rights and remedies available to one Party against any other Party, either at law or in equity, except in the case of fraud.

Section 9.6 N/ACosts and Expenses. Whether or not the Transactions are consummated, Stockholder shall pay the fees and expenses of Stockholder and the Company for negotiating and consummating the Transactions and Purchaser shall pay the fees and expenses of Purchaser for negotiating and consummating the Transactions.

Section 9.7 Specific Performance. The Company and Stockholder acknowledge that a refusal by the Company or Stockholder to consummate the Transactions will cause irreparable harm to Purchaser, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, Purchaser shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).

ARTICLE X
Non-Competition; Non-Solicitation; Confidentiality.

Section 10.1 Non-Competition; Non-Solicitation; Confidentiality. Stockholder agrees to the following provisions:

(a) Notwithstanding anything to the contrary contained in this Agreement, for a period of two (2) years from and after the Closing Date (the **"Restrictive Period"**), Stockholder shall not, and shall cause any Affiliate of Stockholder not to, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is engaged in coal mining within a 100 mile radius of the Landree Mine (any of the foregoing, a **"Restricted Business"**). During the Restrictive Period Stockholder shall share with Purchaser all opportunities for the growth of Purchaser that are brought to or discovered by Stockholder.

(b) During the Restrictive Period, Stockholder shall not and shall cause his Affiliates not to (i) cause, solicit, induce or encourage any employees of Purchaser or its Affiliates to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of Purchaser or any of the Purchaser's Affiliates (including any existing or former customer of the Company and any Person that becomes a client or customer of the Company after the Closing) or any other Person who has a material business relationship with Purchaser or its Affiliates, to terminate or modify any such actual or prospective relationship.

(c) From and after the date hereof, Stockholder shall not, and shall cause the directors, officers, employees and Affiliates of the Company serving in such capacities immediately prior to the date hereof not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for their own benefit or for the benefit of anyone other than Purchaser, any Confidential Information (as defined below). Stockholder shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Legal Requirements; provided, however, that if disclosure is required by applicable Legal Requirements, Stockholder shall provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order. For purposes of this Article, **"Confidential Information"** means any information with respect to Purchaser or its Affiliates, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. **"Confidential Information"** does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(d) The covenants and undertakings contained in this Article relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Article will cause irreparable injury to Purchaser and its Affiliates, the amount of which will be impossible to estimate or determine and which cannot be

adequately compensated. Accordingly, the remedy at law for any breach of this Article will be inadequate. Therefore, Purchaser will be entitled to (a) a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction if there is any breach of this Article, and (b) damages. The rights and remedies provided by this Article are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity. Notwithstanding anything in this Agreement to the contrary: (i) if Purchaser were to seek damages for any breach of this Article, the portion of the consideration delivered to the Stockholder hereunder which is allocated by the Parties to the foregoing covenant shall not be considered a measure of or limit on such damages; and (ii) the provisions of ARTICLE IX above shall not apply to this ARTICLE X above.

(e) The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified market or geographical area, a specified business limitation or any other relevant feature of this Article is unreasonable, arbitrary or against public policy, then a lesser period of time, market/geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

(f) For purposes of this ARTICLE X, after the Closing, the Company shall be an "Affiliate" of Purchaser.

ARTICLE XI
Miscellaneous

Section 11.1 **Amendment**. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the Parties.

Section 11.2 **Assignment**. Neither this Agreement nor any right created hereby or in the other Transaction Documents shall be assignable by any Party.

Section 11.3 **Parties In Interest; No Third Party Beneficiaries**. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, legal representatives, successors and assigns. Neither this Agreement nor any other Transaction Document shall be deemed to confer upon any Person not a party hereto or thereto any rights or remedies hereunder or thereunder.

Section 11.4 **Entire Agreement**. The Transaction Documents constitute the entire agreement of the Parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for that certain Confidentiality Letter Agreement, dated May 24, 2011, by and between the Company and VHGI Holdings.

Section 11.5 **Severability**. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if

such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 11.6 **Disclosure Schedules.** The Company/Stockholder Disclosure Schedules and the Purchaser Disclosure Schedules shall be arranged in separate sections corresponding to the numbered and lettered Sections. The information disclosed in any numbered or lettered Section shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in ARTICLE III and ARTICLE IV and shall not be deemed to relate to or to qualify any other representation or warranty. If there is any inconsistency between the statements in this Agreement and those in any of the Disclosure Schedules (other than an exception set forth as such in such Disclosure Schedules), the statements in this Agreement will control.

Section 11.7 **Survival of Representation and Warranties.** The representations and warranties contained herein shall survive the Closing and all statements contained in any other Transaction Document shall be deemed to have been representations and warranties by the Company, Stockholder and Purchaser as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for two years after the Closing Date, except for representations and warranties with respect to Section 3.2, Section 3.4, Section 3.24, Section 3.25, Section 4.1, Section 4.4 and Section 5.4 and any matter related to fraud, which shall survive the Closing until the running of any applicable statutes of limitation.

Section 11.8 **Governing Law.** THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF INDIANA.

Section 11.9 **Captions.** The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

Section 11.10 **Confidentiality; Publicity and Disclosures.** Each Party shall keep the Transaction Documents and their terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the Transactions without the prior knowledge and consent of the other Parties; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by any Legal Requirements and (ii) to attorneys, accountants, investment bankers or other agents of the Parties assisting the Parties in connection with the Transactions; it being understood and agreed that VHGI Holdings is required to file a copy of this Agreement with the Securities and Exchange Commission, and such filing will publicly disclose this Agreement.

Section 11.11 **Notice.** All notices and other communications hereunder shall be in writing and shall be given by personal delivery, sent by U. S. mail, sent by facsimile transmission, sent by a nationally recognized and reputable overnight courier service or sent by

electronic submission to the Parties at the following addresses (or at such other address for a Party as is specified by like change of address):

If to Purchaser:	VHGI Coal, Inc. 777 Main Street, Suite 3100 Fort Worth, Texas 76102 Attn: Doug Martin Fax. No.:_______________ E-mail:_________________
with a copy to:	Richard F. Dahlson, Esq. Jackson Walker L.L.P. 901 Main Street, Suite 6000 Dallas, Texas 75202 Fax No.: 214-953-6187 E-mail: rdahlson@jw.com
If to the Company or Stockholder:	c/o Paul R. Risinger Lily Group, Inc. 103 North Court Street Sullivan, Indiana 47882 Fax. No.:_______________ E-mail:_________________
with a copy to:	______________________ ______________________ ______________________ Fax. No.:_______________ E-mail:_________________

Notice shall be deemed received (a) on the business day following the date on which it is deposited with a nationally recognized and reputable overnight courier service, (b) on the date on which it is delivered personally, (c) when sent by facsimile with confirmation of receipt received by sender or by e-mail transmission, or (d) on the third business day following the date on which it is deposited in the U. S. mail.

Section 11.12 **Stockholder Releases; Consent.** Effective as of the Closing Date, Stockholder hereby irrevocably waives, releases, and discharges the Company and each Affiliate of the Company from any and all liabilities and obligations to Stockholder of any kind or nature whatsoever, whether as a stockholder, officer, director or employee of the Company or otherwise, existing as of the Closing Date including without limitation liabilities or obligations relating to rights of contribution or indemnification, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising at law or in equity, and Stockholder hereby agrees that he will not seek to recover any amounts in connection therewith or thereunder from the Company, or any of its subsidiaries; provided that nothing in this Section 11.12 will constitute a waiver of any claims Stockholder may have against Purchaser arising under the Transaction Documents. Stockholder hereby agrees that any and all agreements to which Stockholder is a party and which relate to Stockholder's ownership or voting of Company Stock or the right to designate directors shall, effective as of the Closing, be terminated and of no

further force or effect. By executing and delivering this Agreement and the other Transaction Documents Stockholder irrevocably consents to this Agreement, the other Transaction Documents and all of the Transactions, and hereby waives any dissenters' rights Stockholder may have, such consent and waiver to have the same effect as a vote by Stockholder at a meeting duly called and held for the purpose of acting on proposals to approve this Agreement and the other Transaction Documents and the Transactions. At the Closing Stockholder hereby resigns all officer positions Stockholder holds in the Company.

Section 11.13 **Counterparts**. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and may be delivered by facsimile or other electronic means, and all of which together shall constitute one and the same instrument.

Signatures on following page

EXECUTED as of the date first above written.

VHGI COAL, INC.

By: ______________________

Douglas P. Martin,
Chief Executive Officer

LILY GROUP INC.

By: ______________________

Paul R. Risinger,
President

____

Paul R. Risinger

EXHIBIT A

Definitions

"**Affiliate**" means with respect to any Person, any other Person controlling, controlled by or under common control with such Person, including directors, officers or beneficial owners of any class of securities of the Company (or a relative of any of the foregoing). For purposes of this definition, the term "**control**" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies and management of a Person.

"**Code**" shall mean the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

"**Company Other Benefit Obligation**" shall mean an Other Benefit Obligation owed, adopted, or followed by the Company or an ERISA Affiliate of the Company.

"**Company Plans**" shall mean all "**employee benefit plans**" (as such term is defined in Section 3(3) of ERISA) and all other retirement or deferred compensation plans, incentive compensation plans, bonus plans, severance pay plans, equity based plans, unemployment compensation plans, vacation pay plans and other material fringe benefit plans and arrangements of which the Company is the Plan Sponsor, or to which the Company otherwise contributes or has an obligation to contribute, or in which the Company otherwise participates or with respect to which the Company otherwise has liability or a reasonable expectation of incurring liability. All references to Plans are to Company Plans unless the context requires otherwise. The term "**Company Plan**" shall not include (i) any "**multiemployer plan**" (as such term is defined in Section 3(37) of ERISA or (ii) any employee benefit plan terminated before December 31, 2003 pursuant to which no remaining liability exists to any participant, beneficiary or other Person.

"**Company/Stockholder Disclosure Schedules**" means the Disclosure Schedules delivered by the Company and Stockholder pursuant to ARTICLE III and ARTICLE IV.

"**Encumbrances**" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

"**Environment**" shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health, and Safety Liabilities" shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

1. any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

2. fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

3. financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (**"Cleanup"**) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

4. any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms **"removal," "remedial,"** and **"response action,"** include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (**"CERCLA"**).

"Environmental Law" shall mean any Legal Requirements from a Governmental Body, now or hereafter in effect, relating to Hazardous Materials, Hazardous Activity, or protection of human health and the environment, including without limitation protection of resources, species, or ecological amenities, emissions, Releases, threatened Releases, assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of, or making responsible parties pay for damages done to health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall mean, with respect to the Company, any other Person that, together with the Company, is treated as a single employer under IRC Section 414.

"ESOP" shall have the meaning given in IRC Section 4975(e)(7).

"Facilities" shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

"GAAP" shall mean generally accepted United States accounting principles, applied on a basis consistent throughout the periods involved.

"Governmental Body" shall mean any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Activity" shall mean the abatement, distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, Threat of Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company, or any other activity or occurrence that causes or would cause any such event to occur.

"Hazardous Materials" shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

"IRS" shall mean the Internal Revenue Service.

"Landree Mine" shall mean that certain coal mine located in Green County, Indiana in Wright Township.

"Legal Requirements" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, executive order, judgment, decree, injunction, order, constitution, law, licensing, permit, payment of required fees, authorization or consent requirement, ordinance, principal of common law, regulation, statute or treaty.

"Material Adverse Effect" shall mean any change, event, occurrence or condition which has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, financial condition, results of operations or prospects of the subject company and its subsidiaries, taken as a whole; except to the extent that any such event results from: (A) adverse changes in general economic conditions; (B) the effect of the public announcement or pendency of the transactions contemplated by this Agreement on the Company; or (C) any effect on the Company resulting from actions required to be taken by this Agreement or actions prohibited by this Agreement.

"Multiemployer Plan" shall mean the meaning given in ERISA Section 4001(a)(3).

"Occupational Safety and Health Law" shall mean any Legal Requirements designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Other Benefit Obligations" shall mean all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC Section 132.

"Person" shall mean any individual corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Plan" shall have the meaning given in ERISA Section 3(3).

"Plan Sponsor" shall have the meaning given in ERISA Section 3(16)(B).

"Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Purchaser" shall have the meaning set forth in the Preamble.

"Purchaser Disclosure Schedules" means the Disclosure Schedules delivered by Purchaser pursuant to ARTICLE V.

"Purchaser Promissory Notes" shall have the meaning set forth in Section 6.9.

"Qualified Plan" shall mean any Company Plan that meets or purports to meet the requirements of IRC Section 401(a).

"Release" shall mean any spilling, leaking, emitting, discharging, depositing, escaping, seeping, leaching, dumping, or other releasing into the Environment, or to allow, permit or suffer any of these acts or omissions, whether intentional or unintentional.

"Risinger Note" has the meaning set forth in Section 2.1.

"Tax" shall mean any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other

Commitment relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

"Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirements relating to any Tax.

"Threat of Release" shall mean a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Trade Secrets" means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

"Transaction Documents" shall mean, collectively, this Agreement, the Closing Note, Employment Agreement, each other agreement, document and instrument required to be executed in accordance therewith and all exhibits, schedules, instrument or certificate contemplated thereby.

"Transactions" shall mean, collectively, the transactions contemplated by the Transaction Documents.

"VEBA" shall mean a voluntary employees' beneficiary association under IRC Section 501(c)(9).

"VHGI Holdings" shall have the meaning set forth in Section 3.21.

EXHIBIT B

Form of Secured Note

[See attached document]

EXHIBIT C

Form of Unsecured Note

[See attached document]

EXHIBIT D

Form of Employment Agreement

[See attached document]

EXHIBIT E

Form of Pledge and Security Agreement

[See attached document]

EXHIBIT F

Form of Guaranty

[See attached document]